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                                                                    Exhibit 99.1

CAUTIONARY STATEMENT

WE, OR PERSONS ACTING ON OUR BEHALF, OR OUTSIDE REVIEWERS WE HAVE RETAINED WHO ARE MAKING STATEMENTS ON OUR BEHALF, OR UNDERWRITERS OF OUR SECURITIES, MAY FROM TIME TO TIME MAKE WRITTEN OR ORAL STATEMENTS THAT QUALIFY AS "FORWARD-LOOKING STATEMENTS" AS THAT TERM IS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "ACT"). THIS CAUTIONARY STATEMENT, WHEN USED IN CONJUNCTION WITH AN IDENTIFIED FORWARD-LOOKING STATEMENT, IS FOR THE PURPOSE OF QUALIFYING FOR THE "SAFE HARBOR" PROVISIONS OF THE ACT. AS SUCH, IT IS INTENDED TO BE A READILY AVAILABLE WRITTEN DOCUMENT THAT CONTAINS FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. THESE FACTORS ARE IN ADDITION TO ANY OTHER CAUTIONARY STATEMENTS, WRITTEN OR ORAL, WHICH MAY BE MADE OR REFERRED TO IN CONNECTION WITH ANY FORWARD-LOOKING STATEMENT.

THE FOLLOWING MATTERS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATED TO OUR LIQUIDITY AND ACCESS TO CAPITAL RESOURCES

         WE MAY NEED ADDITIONAL CAPITAL TO FUND CONTINUED NEGATIVE CASH FLOWS, BUT MAY NOT BE ABLE TO RAISE CAPITAL ON ACCEPTABLE TERMS OR AT ALL. To date, we have operated on a negative operating cash flow basis, and we expect to continue to do so in the near future. Our business requires substantial cash to make payments in connection with the purchase and securitization of loans, for operating expenses and to service our debt. We may require additional capital in the future to satisfy our operating and debt service requirements, to fund growth or to repay our outstanding indebtedness at maturity. We may not, however, be able to access the capital markets in the future on terms acceptable to us, if at all. Factors which could affect our ability to access the capital markets or the costs of any capital raised include:

         -         changes in interest rates;

         -         general economic conditions;

         -         the perception of us in the capital markets; and

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         -         the performance of our securitization trusts.

In addition, the agreements governing our existing debt securities and credit facilities significantly restrict our ability to incur additional indebtedness and to issue new classes of preferred stock. Any agreements governing future debt securities or credit facilities may contain similar restrictions.

         ADVERSE CHANGES IN OUR ASSET-BACKED SECURITIES PROGRAM OR IN THE ASSET-BACKED SECURITIES MARKET FOR AUTOMOBILE RECEIVABLES IN GENERAL COULD MATERIALLY ADVERSELY AFFECT US. Our business depends on our ability to aggregate and sell automobile loans in the form of publicly offered asset-backed securities. These sales generate cash proceeds that allow us to repay amounts outstanding under our "warehouse" credit facilities and to purchase additional loans. In addition, the sale of loans to a securitization trust in preparation for "securitization," which generally occurs once per quarter, gives rise to the gain on sale that forms a significant part of our reported earnings for each quarter. Accordingly, adverse changes in our asset-backed securities program --such as a delay in the consummation of a planned securitization beyond quarter end, negative market perception of us or the failure of the loans we intend to sell to conform to insurance company and rating agency requirements --or in the general market for automobile loan asset-backed securities could materially adversely affect our ability to purchase and resell loans on a timely basis and on terms reasonably satisfactory to us.

         IF IN THE FUTURE WE ARE UNABLE TO OBTAIN FINANCIAL GUARANTY INSURANCE POLICIES, OR DETERMINE THAT THEY ARE TOO EXPENSIVE, IT COULD REDUCE OUR ABILITY TO SELL THE ASSET-BACKED SECURITIES WE SPONSOR AND ALSO REDUCE THE PRICE AT WHICH WE ARE ABLE TO SELL THEM. All of the securitizations we have sponsored since March 1993 and one of our current "warehouse" credit facilities have utilized credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance, Inc., which is known as "FSA." These financial guaranty insurance policies have resulted in those asset-backed securities being rated "AAA/Aaa." We believe that this rating has made those securities easier to sell than securities with a lower rating and has enhanced the price at which they have been sold. We also believe that the use of this form of credit enhancement was cheaper than alternative forms available to us at the time. However, FSA is not required to insure the securitizations we sponsor and may not continue to do so. In June 1999, FSA advised us that it expects to modify its requirements for any future securitization transaction with respect to which it provides financial guaranty insurance. These modifications could significantly increase the cash cost to us of using FSA as the provider of credit enhancement for future securitizations. We are currently examining our options in this regard, which may include issuing uninsured asset-backed securities with other credit enhancement features. If we were to do this, some of those securities are likely to receive a rating that is somewhat lower than "AAA/Aaa," which could reduce our ability to sell those securities at prices comparable to those received in the past.

         EARLY TERMINATION OF OUR "WAREHOUSE" CREDIT FACILITIES, OR OUR INABILITY TO ARRANGE ADDITIONAL WAREHOUSE FACILITIES OR TO EXTEND OR REPLACE EXISTING FACILITIES WHEN THEY EXPIRE, WOULD

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HAVE A MATERIAL ADVERSE EFFECT ON US. We depend on warehouse facilities with financial institutions or institutional lenders to finance our purchase of loans on a short-term basis pending securitization. At June 30, 1999, we had three primary warehouse facilities with an aggregate borrowing capacity of approximately $700 million. One of these facilities, with a capacity of $400 million, was renewed on July 13, 1999, and will expire in July of 2000. The FSA financial guaranty insurance policy with respect to this facility will be reduced from $400 million to $200 million on February 15, 2000; at the same time, the capacity of the facility itself will also be reduced to $200 million. The remaining facilities expire in September and October of 1999, subject to earlier termination on the occurrence of certain events and to renewal or extension at the option of the lenders. These or similar facilities may not continue to be available on terms reasonably satisfactory to us. Early termination of these warehouse facilities, or our inability to arrange additional warehouse facilities or to extend or replace existing facilities when they expire, would significantly reduce or end our ability to purchase and securitize automobile loans.

         MOST OF OUR CASH FLOW COMES FROM, AND ASSETS BELONG TO, LEGALLY DISTINCT SUBSIDIARIES WITH NO OBLIGATIONS TO PAY AMOUNTS DUE FROM US AND WHOSE CREDITORS HAVE CLAIMS ON THOSE ASSETS THAT ARE SENIOR TO OUR CLAIMS OR THE CLAIMS OF OUR CREDITORS. A significant portion of our cash flow comes in the form of distributions from our special-purpose subsidiaries, which have the legal right to receive the excess cash flow from the securitization trusts we have sponsored. These subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due under our debt instruments or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. As a result, if any third party were to enforce any of the restrictions on the distribution of cash from our subsidiaries discussed below, our ability to pay interest and principal on our outstanding debt would be significantly impaired. In addition, substantially all of the assets shown on our financial statements, in particular the "finance income receivable" and the loans held for sale, are legally owned by these special-purpose subsidiaries, not us. Thus, creditors of those subsidiaries would have first claim to those assets in any liquidation or similar event, rather than us or any of our creditors. As of June 30, 1999, our subsidiaries had approximately $98.3 million of indebtedness.

         WE HAVE A LARGE AMOUNT OF OUTSTANDING DEBT, WHICH MAY MAKE IT HARDER TO OBTAIN FINANCING, WILL INCREASE THE COST TO US OF OUR DEBT AND MAY MAGNIFY THE RESULTS OF ANY DEFAULT UNDER ANY OF OUR OUTSTANDING INDEBTEDNESS. At June 30, 1999, we had a total of $447.6 million of debt outstanding and had a debt-to-equity ratio of 1.69. (These amounts do not include any debt of our subsidiaries.) The issuance of additional debt securities could increase our debt-to-equity ratio or "leverage," which may in turn make it harder for us to obtain future financing. In addition, the issuance of any debt securities will increase the cost of paying interest on our debt, except to the extent that the proceeds from the sales are used to repay other outstanding indebtedness. Although our cash flow from operations and capital raising activities has historically been sufficient to pay amounts due on our indebtedness, this may not continue to be the case; any additional indebtedness may increase the risk that our cash flow is insufficient to

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pay amounts due. Finally, our level of indebtedness, and in particular any significant increase in it, may make us more vulnerable if there is a downturn in our business.

         OUR OUTSTANDING DEBT SECURITIES CONTAIN RESTRICTIVE COVENANTS THAT MAY RESTRICT OUR ABILITY TO OBTAIN FINANCING AND NONCOMPLIANCE WITH WHICH COULD LEAD TO A DEFAULT WITH RESPECT TO THAT AND ANY OTHER INDEBTEDNESS. We are subject to restrictive covenants under our outstanding debt securities and our other debt financing agreements, some of which may significantly restrict our ability to incur additional indebtedness or to issue preferred stock. Any future indebtedness may also contain similar restrictive covenants. Noncompliance with any covenants under any of our outstanding indebtedness, unless cured, modified or waived, could lead to a default not only with respect to that indebtedness, but also under other indebtedness. If this were to happen, we might not be able to repay or refinance all of our debt.

         IF THE HOLDERS OF OUR CURRENTLY OUTSTANDING SENIOR NOTES ISSUED IN MARCH AND OCTOBER 1997 WERE TO EXERCISE THEIR RIGHT TO REQUIRE US TO REPURCHASE THEIR NOTES, IT MIGHT CAUSE A DEFAULT UNDER OUR OUTSTANDING INDEBTEDNESS. The holders of our currently outstanding senior notes issued in March and October 1997 may require us to repurchase all or a portion of those notes upon the occurrence of various events, including a change of control, specified types of asset sales and specified adverse loss experiences with respect to the securitization trusts we have sponsored. In 1996, we received an indication of interest to buy our company. At that time, we examined our strategic alternatives, including a sale. While no definitive offers to buy were received, a transaction like this might cause a change in control in the future. If we were required to repurchase any of these senior notes for this or any other reason, any funds so used would not be available to pay principal or interest on any other indebtedness that did not have a similar covenant, and we might not be able to access other funds to do so. Moreover, we might not have sufficient funds available to repurchase the senior notes. Our inability to do so could cause defaults under, and acceleration of, both the senior notes and, under cross-default provisions, our other indebtedness.

RISKS RELATED TO THE PERFORMANCE OF LOANS IN SECURITIZATION TRUSTS THAT WE HAVE SPONSORED

         ANY MATERIAL DEFICIENCIES BETWEEN FUTURE LOAN PERFORMANCE AND OUR CURRENT ESTIMATES OF THAT PERFORMANCE COULD HAVE A MATERIAL ADVERSE EFFECT ON US, INCLUDING LEADING TO A REDUCTION IN THE VALUATION OF OUR MAIN ASSET, FINANCE INCOME RECEIVABLE. When we sell loans in connection with the creation of a securitization trust and the issuance of asset-backed securities by that trust, we recognize a "gain on sale" and establish an asset that is called "finance income receivable." Finance income receivable is our principal asset, which represents our retained interest in the loans sold. Finance income receivable is calculated using assumptions and estimates concerning future delinquency, default, prepayment, repossession and net loss rates on the securitized loans that management believes are reasonable at the time. We base these assumptions on our historical experience, externally generated industry information, market conditions and expectations of future performance and present value discount rates that we believe would be

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requested by an unrelated purchaser of a similar asset. However, the loans that we securitize may not perform under varying economic conditions in the manner we currently estimate. In particular, the actual rates of defaults, prepayments and net losses may exceed the estimates used in valuing the finance income receivable and would adversely affect anticipated future cash flow. We periodically review our default, prepayment and net loss assumptions in relation to the current performance of the loans and market conditions and, if necessary, adjust the balance of finance income receivable. We have made two significant permanent reductions to the value of finance income receivable, one at June 30, 1998 ($114.5 million) and one at March 31, 1997 ($98.0 million). Any future permanent reductions to finance income receivable could adversely affect the price for our securities and our ability to raise capital as needed. In addition, we may not be able to sell our finance income receivable at its stated value on our balance sheet.

         ANY DECREASE IN OR INTERRUPTION OF EXCESS CASH FLOW FROM SECURITIZATION TRUSTS THAT WE HAVE SPONSORED COULD MATERIALLY ADVERSELY AFFECT US. Our future liquidity and financial condition, and our ability to finance the growth of our business and to repay or refinance our outstanding indebtedness, will depend to a material extent on distributions of excess cash flow from securitization trusts that we have sponsored. The agreements related to the financial guaranty insurance policies on asset-backed securities issued by these securitization trusts require us to maintain specified amounts of cash in "spread accounts" for each insured securitization trust. Our obligation to establish and fund these spread accounts are initially met by means of letters of credit, cash deposits and/or cash flows from the related trust. Each month after the spread account has been established, any cash received by the related securitization trust that is in excess of the amount needed to make payments on the asset-back securities is first used to bring the spread account for that trust up to required levels. In addition, under our agreements with FSA, each of these spread accounts is "cross-collateralized" with the other insured securitization trusts. As a result, cash received by one securitization trust that is in excess of the amount needed to make payments specifically related to that trust may be used to support negative cash flow from, or to replenish the spread account related to, another securitization trust. Only after these uses is remaining cash distributed as "excess cash flow" to Arcadia Receivables Finance Corporation, one of our subsidiaries known as "ARFC," and then on to us. Thus, if the cash flow from all insured securitization trusts is not sufficient to replenish all spread accounts, excess cash flow may not be available to us for that month. The timing and amount of excess cash flow varies based on a number of factors, including but not limited to:

         -        rates of loan delinquencies, defaults and net losses;

         - how quickly repossessed vehicles can be resold and the price at which this is accomplished;

         -        ages of the loans in the portfolio;

         -        levels of voluntary prepayments; and


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         -        required spread account levels and the amount of cash in the spread accounts relative to those required levels.

Any negative change in these factors could reduce or eliminate excess cash flows to us. We have in the past experienced interruptions in excess cash flows and this may occur again in the future.

         LOAN PORTFOLIO DELINQUENCY, DEFAULT AND NET LOSS RATES THAT ARE POORER THAN SET "PORTFOLIO PERFORMANCE TESTS" COULD RESULT IN A DECREASE IN OR INTERRUPTION OF EXCESS CASH FLOW AVAILABLE TO US. Each insured securitization trust has certain "portfolio performance tests" that relate to levels of delinquencies, defaults and net losses on the loans in the trust. These portfolio performance tests require that the loan portfolio of each insured securitization trust have:

         - an average delinquency ratio not equal to or in excess of a specified percentage;

         - a cumulative default rate not equal to or in excess of specified percentages, which vary based on the aging of the loan portfolio; and

         - a cumulative net loss rate not equal to or in excess of specified percentages, which vary based on the aging of the loan portfolio.

If the loans in any trust perform worse than is required by any of these tests, the amount of cash that has to be retained in the related spread account or accounts increases significantly until the loan portfolio has performed at the required levels for a specified period, generally three to five months. Any violation will decrease available excess cash flow for that time period. FSA as provider of financial guaranty insurance can waive a violation of these portfolio performance tests. We have an arrangement with FSA under which, if loan portfolio performance is poorer than the portfolio performance test levels, our subsidiary ARFC may make a pledge of cash that has the effect of preventing the violation of the portfolio performance test. Some trusts have exceeded these portfolio performance tests in the past, and some trusts were still in excess of these tests at June 30, 1999, but this arrangement has prevented a violation. It has also, however, reduced the amount of cash that would have been available to us for use if we had received a waiver of the violation. An increase in loan delinquencies, cumulative defaults or net losses could result in one or more additional existing securitization trusts exceeding one or more of the portfolio performance tests unless the portfolio performance test levels are changed. FSA is not required either to continue its arrangement with us or to waive any future violations of portfolio performance test levels and might not do so if additional trusts were to perform more poorly than required.

         THE OCCURRENCE OF AN "INSURANCE AGREEMENT EVENT OF DEFAULT" COULD HAVE A MATERIAL ADVERSE EFFECT ON US. Our agreement with FSA specifies that there will be an "insurance agreement event of default" if certain events occur with respect to any series of insured asset-backed securities. These events include loan portfolio performance tests similar to those

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described above but at significantly higher levels. Following an insurance agreement event of default, FSA may:

         - suspend distributions of cash flow from the related securitization trust and all other insured trusts (including one of our "warehouse" credit facilities) until the amount of cash in the affected spread account reaches a preset level (generally 25% of the balance of outstanding asset-backed securities in that series);

         -        capture excess cash flow from performing trusts;

         -        increase its premiums;

         -        replace us as servicer with respect to all insured trusts; and

         - foreclose on its collateral security interest in the stock of our subsidiary ARFC.

FSA may waive an insurance agreement event of default. Some of the insured trusts have exceeded these thresholds in the past, but to date we have obtained waivers to permit distributions of excess cash flow. A further increase in loan delinquencies, cumulative defaults and net losses might result in one or more additional securitization trusts exceeding one or more of these thresholds unless the required performance levels are changed. If this were to occur, further waivers may not be available to us. Any action that FSA might take in the absence of a waiver could have a material adverse effect on us, including our ability to pay our obligations. If FSA terminated us as servicer, we would no longer receive the related servicing fees. If FSA foreclosed on the stock that we own in ARFC, it would prevent that subsidiary from providing cash to us.

         CURRENT AND HISTORICAL DELINQUENCY AND DEFAULT RATES OF LOANS IN OUR SERVICING PORTFOLIO MAY UNDERSTATE FUTURE DELINQUENCY AND DEFAULT RATES. The future performance of our servicing portfolio may vary from current and historical rates for a number of reasons. The incidence of delinquencies and defaults on automobile loans tends to vary with the age of the loans. For example, loans that are between six and 14 months old generally have a higher likelihood of being delinquent or defaulting than loans with similar credit characteristics that are less than six months or greater than 14 months old. Accordingly, to the extent that in the future our servicing portfolio grows so that it contains disproportionately more loans originated within the prior six months, the current and historical delinquency and default rates of loans in the servicing portfolio may understate delinquency and default rates after that time. In addition, to the extent we offer new loan products which involve different underwriting policies from those we have used in the past, the delinquency and default rates of our servicing portfolio may change.

         PAST PURCHASES OF HIGHER RISK LOANS MAY CONTINUE TO NEGATIVELY IMPACT THE PERFORMANCE OF OUR SERVICED LOAN PORTFOLIO. Through 1997, we consistently increased our purchases of higher risk loans. These historic increases in the proportion of higher risk loans in our serviced loan

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portfolio led to an increase in the rates of delinquencies, repossessions and losses on those loans. These higher risk loans will likely continue to negatively impact our loan performance statistics in the near future.

         INCREASES IN LOAN DELINQUENCY, DEFAULT AND LOSS RATES MAY VIOLATE TESTS IN THE AGREEMENTS THAT GOVERN OUR "WAREHOUSE" CREDIT FACILITIES. The agreements that govern our "warehouse" credit facilities contain tests that set limits on:

         -        loan delinquency rates;

         -        loan default rates;

         -        loan payment extensions;

         -        loan loss rates;

         -        interest rate yields;

         -        borrower bankruptcy rates;

         -        borrower credit scores; and

         -        loan-to-value ratios.

If the performance of the relevant loan portfolios exceeds these limits, lenders under the affected "warehouse" facility have no further obligation to extend credit, which would substantially reduce or eliminate our capacity to purchase additional automobile loans. In addition, if the limits under any one agreement are exceeded, there may be cross-defaults under other credit agreements, which could require us to immediately pay all amounts due under those agreements.

           THERE MAY BE A FUTURE INCREASE IN THE NUMBER OF LOANS THAT WE HAVE EXTENDED OR AMENDED, WHICH GENERALLY PRESENT SUBSTANTIALLY HIGHER DEFAULT RISKS THAN LOANS THAT HAVE NEITHER OF THESE CHARACTERISTICS. Like others in the industry, we give certain borrowers extensions or amendments to loan terms in certain circumstances. Loans that have been extended or amended generally present substantially higher default risks than loans that have neither of these characteristics. Continued slowing of the rate of portfolio growth, which will result in a higher percentage of loans of the age that are more likely to be extended or amended, could contribute to an increase in such statistics. The granting of an extension or amendment may have the effect of removing the related loan from delinquent status.

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RISKS RELATED TO GENERAL ECONOMIC CONDITIONS

         ECONOMIC CONDITIONS INFLUENCE OUR LEVEL OF BUSINESS AND THE PERFORMANCE OF THE LOANS IN THE SERVICED PORTFOLIO. Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on automobile loans. Any increase in defaults would have the adverse effects noted above. These periods may also be accompanied by decreased consumer demand for automobiles which would result in reduced demand for automobile loans and could reduce business for us. Decreased consumer demand for automobiles also contributes to a decline in the values of automobiles securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default.

         OUR BUSINESS MAY BE AFFECTED BY PRICES FOR USED AUTOMOBILES. Significant increases in the inventory of used automobiles during recessions may depress the prices at which we can sell our inventory of repossessed vehicles or delay sales. In addition, average used car prices have fluctuated in the past, and any future softening of the used car market could cause our recovery rate on repossessed vehicles to decline below the current level. This, in turn, might have an adverse effect on loan loss levels, with all the potential effects of a decline in portfolio performance, and could require adjustments to estimated recovery rates and finance income receivable similar to those made at June 30, 1998 and March 31, 1997, both of which included amounts related to a reduction in the estimated recovery rates.

         OUR PROFITABILITY MAY BE DIRECTLY AFFECTED BY THE LEVEL OF AND FLUCTUATIONS IN INTEREST RATES. The level of and fluctuations in interest rates affect the difference between the annual percentage rate paid by the borrowers under the loans we purchase and the interest rate on the asset-back securities we sell. This "gross interest rate spread" is a major source of profit for us. We monitor the interest rate environment and employ strategies designed to mitigate the effect of changes in interest rates on our gross interest rate spread. However, changes in interest rates may adversely affect our profitability.

         A CONTINUATION OR INCREASE IN RECENT LEVELS OF PERSONAL BANKRUPTCY FILINGS COULD ADVERSELY AFFECT THE PERFORMANCE OF THE LOAN PORTFOLIO WE SERVICE. Recent media reports have suggested an increase in the number of personal bankruptcy filings and defaults on consumer credit. During most of 1997, much of 1998 and the first five months of 1999, we experienced a slight increase in the proportion of our servicing portfolio representing loans to borrowers who have filed for bankruptcy protection. A continuation or increase in this trend could contribute to greater default and net loss rates than we have historically experienced. In addition, this increase in consumer bankruptcy filings and defaults on consumer credit during a period of economic growth indicates that the impact of consumer behavior on default rates is not limited to periods of economic slowdown or recession.

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OTHER RISKS RELATING TO US

         WE MAY BE UNABLE TO IMPROVE OUR SERVICING PERFORMANCE, IN PARTICULAR AS THE RESULT OF HIGH EMPLOYEE TURNOVER OR AN INABILITY TO ATTRACT AND RETAIN REPLACEMENT SERVICING AND COLLECTION PERSONNEL. Our ability to manage portfolio delinquency, default and loss rates depends on the maintenance of efficient collection and repossession procedures and on attracting and retaining an adequate number of qualified servicing and collection personnel. We may not succeed in the efforts we have undertaken since 1996 to improve our servicing and collection performance. During 1997 and 1998 we experienced an increase in employee turnover rate, especially among our collection personnel. This increase was due in part to low unemployment rates driven by economic growth and the continued expansion of the consumer credit markets and in part to our efforts to consolidate our servicing and collection operations. This consolidation resulted in service centers being moved from one location to another. Similar high turnover in the future, or an inability to attract and retain replacement personnel, could have an adverse effect on our performance, especially our portfolio delinquency, default and net loss rates.

         WE ARE A DEFENDANT IN LEGAL PROCEEDINGS THE OUTCOME OF WHICH COULD HAVE AN ADVERSE EFFECT ON US. We and some of our directors and officers are defendants in a consolidated lawsuit, IN RE OLYMPIC FINANCIAL LTD. SECURITIES LITIGATION. The plaintiffs allege that during the period from July 20, 1995 through March 3, 1997, we and our directors and officers illegally engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating the value of our common stock. While we believe that this action is without merit and intend to defend it vigorously, we cannot be sure of success. In addition, in the course of our business, we are routinely a party or subject to other items of pending or threatened litigation. This includes actions against borrowers to collect amounts on loans or to repossess vehicles and litigation challenging the terms of loans we have purchased. The ultimate outcome of these matters cannot be predicted and we may not prevail in all of these lawsuits. Any order, judgment, settlement or decree that was adverse to us could have a material adverse effect on us.

         THE FAILURE OF YEAR 2000 NON-COMPLIANT SYSTEMS, EITHER OUR OWN OR THOSE OF OUR SIGNIFICANT THIRD PARTY PROVIDERS, MAY MAKE US UNABLE TO PERFORM KEY OPERATING ACTIVITIES AND COULD ALSO SUBJECT US TO LITIGATION. We have reviewed our automated information systems, including our loan accounting system, business support systems and facility operating systems and have initiated the replacement, modification or reprogramming of Year 2000 non-compliant hardware and software. In addition, we have developed and are implementing a plan to contact parties which provide services critical to the successful operation of our business to learn how they are addressing the issue and to evaluate any likely impact on us. However, we have not yet completed all necessary processes of our Year 2000 plan. Nor do we have contingency plans in place in case we do not complete all phases of our Year 2000 program. If we do not complete our Year 2000 program successfully, we may be unable to perform our key operating activities and could also be subject to litigation regarding the results of systems failures, such as improper application of repayments and resulting incorrect credit reporting to credit bureaus.

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         OUR ABILITY TO COMPETE IN THE HIGHLY COMPETITIVE AUTOMOBILE
FINANCING MARKET MAY BE LIMITED BY OUR COMPETITORS' GREATER RESOURCES AND BECAUSE WE DO NOT OFFER DEALERS ALL THE PROGRAMS THAT SOME COMPETITORS DO. Many of our existing and potential competitors, which include well established financial institutions, such as banks, other automobile finance companies, small loan companies, thrifts and leasing companies and captive finance companies owned by automobile manufacturers, such as General Motors Acceptance Corporation, Chrysler Credit Corp. and Ford Motor Credit Company, have greater financial, technical and marketing resources than we have. From time to time these competitors offer special buyer incentives in the form of below-market interest rates on certain classes of vehicles that we are unable to match. Many of these competitors also have longstanding relationships with automobile dealers, making it difficult for us to develop relationships with those dealers. In addition, some of the major entities that compete with us provide other forms of financing to automobile dealers, including dealer floor plan financing and leasing, which we do not provide. All of this may have the effect of making us less competitive.

         VIOLATIONS OF OR CHANGES IN THE LAWS AND REGULATIONS THAT GOVERN OUR BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON US. Our business is subject to numerous federal and state consumer protection laws and regulations. Among other things, these laws and regulations:

         -        require us to obtain and maintain licenses and qualifications;

         -        limit interest rates, fees and other charges;

         - limit or prescribe various other terms of our automobile loan contracts;

         -        require specific disclosures; and

         -        define our rights to repossess and sell collateral vehicles.

If we were to violate these laws and regulations, even unintentionally, we could be subject to government enforcement action or to consumer or securityholder lawsuits seeking to recover for damages alleged to have resulted from the violations. Changes in existing laws or regulations, or in their interpretation, or the promulgation of additional laws or regulations could, among other things, impose significant new restrictions on the way in which we do business or result in significantly increased compliance costs. If any of this happened, it could have a material adverse effect on us.

         OUR BOARD OF DIRECTORS HAS THE POWER TO CREATE AND ISSUE A NEW CLASS OR SERIES OF STOCK THAT COULD ADVERSELY AFFECT THE VOTING POWER, DIVIDEND, LIQUIDATION AND OTHER RIGHTS OF HOLDERS OF OUR COMMON STOCK. Our authorized and unissued stock includes shares that are undesignated as to rights. Under our articles of incorporation, our board of directors has the power to create and issue new classes or series of stock using these undesignated shares. In connection with this, our board of directors may give the new class or series any rights, preferences and privileges that the

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

board of directors deems appropriate, including special dividend, liquidation and voting rights. The creation and issuance of a new class or series of stock could adversely affect the voting power, dividend, liquidation and other rights of holders of our common stock and, possibly, any other class or series of stock that is then in existence.

         OUR CHARTER DOCUMENTS AND SHAREHOLDER RIGHTS PLAN AND MINNESOTA LAW MAY DISCOURAGE AN ACQUISITION OF OUR COMPANY. Provisions of our articles of incorporation and bylaws, the existence of our shareholder rights plan and the provisions of Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

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